Exhibit 10.11

February 4, 2019

Ralph C. Derrickson
190 Harbor Square Loop NE Unit C226
Bainbridge Island, WA 98110

Dear Ralph:

BSQUARE Corporation (“Bsquare” or “the company”) is pleased to extend to you an offer of employment as the company’s President and Chief Executive Officer. We look forward to working with you and to the contributions you will make at Bsquare.

You will report to the Bsquare Chairman of Board and will be paid bi-weekly at a rate equivalent to an annual salary of $325,000 (“Base Salary”), subject to review annually. Your principal place of employment will be at our headquarters, currently Bellevue, Washington, with business travel as needed to meet the responsibilities of your role. This offer is based on a start date of February 20, 2019, unless you and the company decide on a different mutually-acceptable start date (the “Start Date”).

You will be a Section 16 officer, subject to certain Bsquare stock trading restrictions and SEC reporting requirements (see attached memorandum for details). You will also be appointed to Bsquare’s Board of Directors (the “Board”) effective as your start date.

Bonus Plan

You will be eligible to participate in our Annual Bonus Plan (“ABP”). Commencing in 2019, your annual bonus potential will be 50% of your Base Salary at 100% achievement. The ABP is structured such that no bonuses are paid until Bsquare achieves the financial targets and/or you achieve individual objectives that are established and approved by the board of directors. Bonuses are paid annually, by March 15 following the close of our fiscal year, and are payable at the sole discretion of the Compensation Committee of the Board. You must remain continuously employed by the company through the end of the calendar year to be eligible to receive any bonus payout for that calendar year, except as otherwise specifically set out below. Bonus payouts will be subject to your annual ABP established by the Compensation Committee.

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to our employees. These plans and programs are subject to our policies in effect from time to time, as well as the eligibility and other terms of these plans and programs. Currently they include:

•	group, dental, and vision coverage;
•	life insurance and short- and long-term disability benefits, subject to waiting periods;
•	401(k) retirement plan with company matching contributions;
•	Employee Assistance Program and Emergency Travel Assistance Program;

110 110th Ave. NE., Suite 300, Bellevue, Washington  98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

•	Paid Time Off (PTO) to be initially accrued at 5.54 hours per pay period, which is equivalent to 18 days per year; and
•	Ten (10) company-paid holidays and two (2) floating company-paid holidays per calendar year.

Bsquare reserves the right to modify or terminate any of its benefit plans or programs at any time and for any reason.

Equity

Subject to approval by the Compensation Committee of the Board (or of the full Board, including a majority of the independent directors), you will receive the one-time equity award described below this paragraph. The grant date will be the later of (i) your Start Date and (ii) the date of the approval referred to in the preceding sentence. This award will be subject to the terms of an award agreement and the company’s 2011 Inducement Award Plan, as amended from time to time. You acknowledge that this award is a material inducement in your decision whether to accept this offer of employment, and that you would not have been willing to accept this offer in absence of the award.

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An option to purchase 375,000 shares of Bsquare common stock. These options will be non-qualified stock options, that is, not intended to qualify as incentive stock options under the Code (as defined below). The options will vest as follows: 25% will on the first anniversary of the  grant date, and the balance will vest in equal monthly installments for three years thereafter, subject to your continued employment. The exercise price will be the closing price of the company’s common stock on the grant date.

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An additional option to purchase 187,500 shares of Bsquare common stock. These options will be non-qualified stock options, that is, not intended to qualify as incentive stock options under the Code (as defined below). The options will vest as follows: 25% will best on the second anniversary of the grant date, and the balance will vest in equal monthly installments for three years thereafter, subject to your continued employment. The exercise price will be the closing price of the company’s common stock on the grant date.

Termination

Except as provided under “Termination and Change of Control Benefits” below, if your employment is terminated by Bsquare when neither “cause” nor “long term disability” exists, or if you terminate your employment for “good reason,” prior to February 20, 2020 and provided that you release Bsquare and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to you and Bsquare, (i) you will be entitled to receive severance equal to 12 months of your then annual Base Salary and (ii) you shall be eligible for continued COBRA coverage at our expense for a period of 12 months following your termination date. If your employment is terminated by Bsquare when neither “cause” nor “long term disability: exists, or if you terminate your employment for “good reason” on or after February 20, 2020 and provided that you release Bsquare and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to you and Bsquare, (i) you will be entitled to receive severance equal to 9 months of your then annual Base Salary,  (ii) you shall be eligible for continued COBRA coverage at our expense for a period of 9 months following your termination date and (iii) an ABP bonus to which you would have otherwise been  entitled shall be payable pro rata based on your termination date. The foregoing severance payments

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shall be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid such severance amounts, you will not be considered an employee and would therefore receive no PTO accrual, nor would you be entitled to benefits under the company’s health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Termination and Change of Control Benefits

Immediately prior to consummation of a Change of Control, all of your unvested stock options and restricted stock units shall become fully bested and immediately exercisable. In addition, if your employment is terminated by Bsquare or any successor thereto within 12 months following a Change of Control when neither “cause” nor “long term disability” exists or if you terminate your employment for “good reason” and provided that you release Bsquare and any successor thereto and their respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to (i) 12 months of your then-effective annual Base Salary plus (ii) 100% of your target ABP bonus as may be modified from time to time by the Compensation Committee of the Board, and you shall be eligible for continued COBRA coverage at the company’s expense for a period of 12 months (and shall have the right to extend COBRA coverage thereafter subject to applicable law at your expense) following your termination date. The foregoing severance payments shall be in lieu of the severance payments described in the preceding paragraph, and after expiration of the 12-month period following a Change of Control, you shall continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes hereof, “cause,” “good reason” and “Change of Control” are defined on Attachment A hereto, and “long term disability” is defined in the company’s sponsored Long Term Disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective within 60 days form the date of termination (the “Release Deadline”). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after Release Deadline.

Upon your resignation or the termination of your employment for nay reason, you agree to immediately resign from the Board.

Tax Matters

In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or if later, the Release Deadline.

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Notwithstanding any other provision of this agreement, if at the time of the termination of your employment, you are a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute “non-qualified deferred compensation” subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six month anniversary of your termination date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such sex-month period shall be paid in a limp sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment under Section 409A.

Furthermore, not withstanding any other provision of this letter agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided tor to be provided by the company or any successor to you or for your benefit pursuant to the terms of this letter agreement or otherwise (“Covered Payments”) would constitute parachute payments within the meaning of section 280G of the code and be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any determination required under this paragraph, including whether any payments or benefits are required, shall be made by the company in its sole discretion consistent with the requirements of Section 409A. You shall provide the company with such information and documents as the company may reasonably request in order to make a determination under this paragraph. The company’s determinations shall be final and binding on the company and you.

At-Will-Employment

Your employment with Bsquare will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Bsquare may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the company.

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Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work—related restrictions imposed by a current or former employer. You also represent that you will inform Bsquare about any such restrictions and provide the company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Bsquare without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the company. If you have questions about the ownership of particular documents or other information, you should discuss those questions with your former employer before removing or copying the documents or information.

Bsquare acknowledge that you are subject to a non-compete agreement with Avizia, Inc. (acquired by American Well).

Bsquare further acknowledges that you are a board member, audit committee and compensation committee member of Perficient, Inc. with corporate offices in St Louis MO.; that you are an advisory board member of the Buerk Center for Innovation and Entrepreneurship at the University of Washington in Seattle, WA; and the Advisory Board of the Golisano College of Computing & Information Sciences at the Rochester Institute of Technology in Rochester, NY. Bsquare acknowledges that your duties and responsibilities arising from these affiliations may require travel and time away from your duties at Bsquare. Bsquare further acknowledges that you have signed confidentiality agreements arising from these affiliations, and Bsquare agrees that it will not seek, and you shall not disclose, any confidential information subject to those agreements or arising from those affiliations, and that your existing obligations to the entities referenced above will be given die consideration in any evaluation of your obligations arising under the Bsquare Proprietary Rights Agreement. Bsquare and you agree that your employment shall be based on your general business experience and abilities, and not because of any specific knowledge, experience, and or relationships you have now or may have in the future arising from these affiliations. To the extent this paragraph or the documents or obligations referenced in this paragraph is/are not consistent with your Bsquare Proprietary Rights Agreement, Bsquare and you agree that the terms of this Employment Letter Agreement shall supersede the Proprietary Rights Agreement.

D&O Insurance and Indemnification

Bsquare agrees to obtain and continue in force insurance coverage, including D&O coverage with tail coverage (subject to any restrictions in Bsquare’s existing D&O insurance policy), at levels reasonable for the business of the Company and acceptable to you and other members of the board. Further Bsquare will enter into an indemnification agreement with you consistent with agreements with other members of the board.

Contingent Offer

This offer is contingent upon the terms and conditions set out in this letter, as well as the following: (i) your execution of the company’s Proprietary Rights Agreement; (ii) verification of your right to work in the United States, as demonstrated by your completion of the I-9 for upon hire, and your submission of acceptable documentation as noted on the I-9 for within three days of your Start Date; and (iii) satisfactory completion of reference checks and, if requested by us, a background investigation.

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We are excited at the prospect of your joining our team. If you have any questions, please don’t hesitate to call me. If you wish to accept this position please sign below and return this letter to me.

We look forward to hearing from you.

Sincerely,

	BSQUARE CORPORATION	Acknowledged and agreed:

By:
	Andrew Harries	Ralph C. Derrickson
Chairman, Bsquare Board of Directors

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ATTACHMENT A

For purposes of this letter agreement, “cause” means and is limited to[dishonesty is covered and too broad] fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of company property, physical attack to fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of duties, willful malfeasance or gross negligence in performance of your duties, violation of law in the course of employment that has a material adverse impact on the company or its employees, misconduct materially injurious to the company, neglect of duty, or any material breach of your duties or obligations to the company that results in material harm to the company.

For purposes hereof, “neglect of duty” means and is limited to the following circumstances: (i) you have, in one of more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For the purpose of this letter agreement, “good reason” shall mean the occurrence of any of the following, in each case without your written consent:

(i)

a material reduction in your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions, unless any such general reduction exceeds 20% of the Base Salary;

(ii)	a material reduction in your ABP bonus target; or

(iii)	a material, adverse change in your title, authority, duties or responsibilities or reporting;

(iv)	a change of the principal place of employment that exceeds 50 miles from Seattle, WA.

You cannot terminate your employment for good reason unless you have provided written notice to the company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the company has had at least thirty (30) days from the date of which such notices to provide to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purpose of this letter agreement, a “Change of Control” shall mean:

(i)

the acquisition of the company by another etity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the company immediately prior to the event own less than a majority of outstanding voting equity securities of the surviving entity immediately following the event; or

(ii)	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.

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